Exhibit 99.1

COMPANY CONTACTS: Diane Morefield Chief Financial Officer Strategic Hotels & Resorts (312) 658-5740 Jon Stanner Vice President, Corporate Finance Strategic Hotels & Resorts (312) 658-5746

FOR IMMEDIATE RELEASE

TUESDAY, AUGUST 10, 2010

STRATEGIC HOTELS & RESORTS ANNOUNCES APPOINTMENT OF

RAYMOND L. GELLEIN, JR. TO CHAIRMAN OF THE BOARD OF DIRECTORS

CHICAGO – August 10, 2010 – Strategic Hotels & Resorts, Inc. (NYSE: BEE) announced today that its Board of Directors has unanimously appointed Raymond L.(Rip) Gellein, Jr. as Chairman, effective immediately. Mr. Gellein assumes the position from William (Bill) Prezant, who elected to relinquish his duties as Chairman. Mr. Prezant will continue to serve as a member of the Board of Directors.

“I am proud to have served as Chairman of Strategic Hotels & Resorts and am pleased that the Company has taken pivotal steps towards strengthening its balance sheet and driving profitable growth,” said Bill Prezant, outgoing Chairman of the Board. “Given our accomplishments, I believe now is the right time to transition the Chairman role to Rip, a proven leader with deep operational and financial expertise in the public lodging industry. His hands-on executive leadership experience will be invaluable to the Company as it continues to execute its strategic plan.”

Mr. Gellein, 62, has served as a member of the Strategic Hotels & Resorts Board of Directors since August 2009. Previously, he was President, Global Development Group of Starwood Hotels and Resorts Worldwide, Inc. While there, Mr. Gellein had overall management responsibility for the full range of Starwood’s global real estate-related functions, which at that time included its $8 billion owned hotel portfolio and $1 billion vacation and fractional ownership business. Prior to his position as President, Global Development Group, Mr. Gellein served as Chairman and CEO of Starwood Vacation Ownership, Inc., the vacation ownership division of Starwood Hotels & Resorts Worldwide, Inc. He was a Director of Starwood Vacation Ownership Inc. from 1999 to 2008. Prior to that, Mr. Gellein was Chairman and Co-Chief

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Executive Officer of Vistana, Inc., a vacation ownership company which he led through its private to public life cycle and its sale to Starwood in 1999. Before joining Vistana, Mr. Gellein was a Vice President and Division Manager in real estate for the Continental Illinois National Bank and Trust Company of Chicago. Mr. Gellein holds an MBA from Northwestern University’s Kellogg School of Management, as well as a Bachelor of Arts from Denison University. He is the past Chairman of the American Resort Development Association (ARDA) and currently serves on the Board of the Mind and Life Institute.

Mr. Prezant had served as Chairman of the Board of Strategic Hotels & Resorts since January 2007. “The Board of Directors and management of Strategic Hotels & Resorts thank Bill for the many contributions he made to the Company during his three-plus years as Chairman,” said Mr. Gellein, incoming Chairman of the Board. “We are especially grateful for his leadership through the economic downturn. Although we still have much to accomplish, we remain optimistic that the Company’s strategy - bolstered by our unrivaled portfolio, the continuing overall market recovery and the supply constrained markets in which we compete - ideally positions Strategic Hotels & Resorts for the future.”

Mr. Gellein owns 263,077 shares in Strategic Hotels & Resorts.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The company currently has ownership interests in 17 properties with an aggregate of 8,002 rooms. For a list of current properties and for further information, please visit the company’s website at www.strategichotels.com.

This press release contains forward-looking statements about Strategic Hotels & Resorts (the”Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. These forward-looking statements include statements regarding our future financial results, stabilization in the lodging space, positive trends in the lodging industry and our continued focus on improving profitability. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: demand for hotel rooms in our current and proposed market areas; availability of capital; ability to obtain or refinance debt or comply with covenants contained in our debt facilities; rising interest rates and operating costs; rising insurance premiums; cash available for capital expenditures; competition; economic conditions generally and in the real estate market specifically, including further deterioration of the current global economic downturn and the extent of its effect on business and leisure travel and the lodging industry; ability to dispose of existing properties in a

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manner consistent with our disposition strategy; delays and cost overruns in construction and development; demand for hotel condominiums; marketing challenges associated with entering new lines of business; risks related to natural disasters; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs. Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission, including those appearing under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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